Exhibit 10.49
AMENDMENT NO. 2 TO
AMERICAN PHYSICIANS CAPITAL, INC.
STOCK COMPENSATION PLAN
     THIS AMENDMENT to the American Physicians Capital, Inc. Stock Compensation Plan (the “Plan”) is made this 24th day of October, 2007 pursuant to Section 7.07(b) of the Plan following approval by the Board of Directors of American Physicians Capital, Inc. This Amendment No. 2 shall be effective as of January 1, 2007. The Amendment is intended to clarify the application of Section 409A of the Internal Revenue Code (the “Code”) to Restricted Stock Units, Performance Awards and any other grants or awards under the Plan that are subject to Code Section 409A. Options and Restricted Stock Awards are not intended to be subject to Code Section 409A. Between January 1, 2005 and December 31, 2006, the Plan was administered in good faith compliance with IRS guidance then in effect relating to Code Section 409A. Grants and awards that were vested as of December 31, 2004 are intended to be grandfathered from Code Section 409A and to be administered in accordance with the terms of the Plan in effect on December 31, 2004, with no permitted material modifications thereafter.
1.	Section 1.03(E) “CHANGE IN CONTROL” is amended by the replacement of the period with a comma at the end of (4) and the addition of (5) to read as follows:
(5)	Notwithstanding the foregoing, for purposes of Restricted Stock Units, Performance Awards and any other grants and awards that are subject to Code Section 409A, Change in Control shall be defined as the occurrence of any of the following events:
(a)	If any one person, or more than one person acting as a group (as defined in Code Section 409A and IRS guidance issued thereunder), acquires ownership of Common Stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the Common Stock of the Corporation However, if any one person or more than one person acting as a group, is considered to own more than fifty (50) percent of the total fair market value or total voting power of the Common Stock of the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control, or to cause a change in the effective control of the Corporation (within the meaning of Code Section 409A and IRS guidance issued thereunder). An increase in the percentage of Common Stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this Section. This paragraph applies only when there is a transfer of stock of the Corporation (or issuance of stock of the Corporation) and stock in such Corporation remains outstanding after the transaction. Subsection (a) shall constitute a “Change in Ownership” of the Corporation.
(b)	If any one person, or more than one person acting as a group (as determined in accordance with Code Section 409A and IRS guidance thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of Common Stock of the Corporation possessing thirty (30) percent or more of the total voting power of the Common Stock of the Corporation; or

(c)	If a majority of members on the Corporation’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board prior to the date of the appointment or election (provided that for purposes of this paragraph, the term Corporation refers solely to the “relevant” Corporation, as defined in Code Section 409A and IRS guidance issued thereunder), for which no other Corporation is a majority shareholder. Subsections (b) and (c) individually shall constitute a “Change in Effective Control” of the Corporation.

(d)	If there is a change in the ownership of a substantial portion of the Corporation’s assets, which shall occur on the date that any one person, or more than one person acting as a group (within the meaning of Code Section 409A and IRS guidance issued thereunder) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Subsection (iv) shall constitute a “Change in Ownership of a Substantial Portion of Assets” of the Corporation.
2.	Section 1.03(K) “DISABILITY” is amended and restated in its entirety to read as follows:

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(K)	“DISABILITY” means disability as defined in Section 22(e) of the Code; provided, however, that for purposes of Restricted Stock Units, Performance Awards and any other grants or awards that are subject to Code Section 409A, disability shall be defined as (i) a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, the participant is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer; or (iii) the Participant has been certified as disabled under Section 223(d) of the Social Security Act.
3.	Section 1.03(O) “FAIR MARKET VALUE” is amended and restated in its entirety to read as follows:
(O)	“FAIR MARKET VALUE” means, with respect to a share of Common Stock on a given date: (a) if the Common Stock is listed for trading on a national securities exchange (including, for this purpose, the National Market System (“NMS”) of the National Association of Securities Dealers Automated System (“NASDAQ”)) on such date, the closing share price on such exchange (or, if there is more than one, the principal such exchange), or, for the NMS, the last sale price, on the day immediately preceding the date on which Fair Market Value is being determined, or on the next preceding day on which shares were traded if no shares were traded on the immediately preceding day; or (b) if (a) is not applicable, the Fair Market Value shall be determined in good faith by the Committee. For purposes of establishing Fair Market Value for any grants or awards made prior to the Effective Date, the lower of the purchase price for subscription shares or the underwritten offering price shall be deemed to constitute Fair Market Value.
4.	Section 1.03(BB) “RETIREMENT” is amended and restated in its entirety to read as follows:
(BB)	“RETIREMENT” means a Participant’s voluntary cessation of employment or services as a Non-Employee Director or Consultant following the Participant’s 65th birthday. For purposes of Restricted Stock Units, Performance Awards and any other grants or awards subject to Code Section 409A, “cessation of employment or services” shall mean “separation from service” as defined in Treasury Regulation 1.409A-1(h).

5.	Section 1.03(CC) “SPECIFIED EMPLOYEE” shall be added to the Plan to read as follows:
(CC)	“SPECIFIED EMPLOYEE” means an employee as defined in Treasury Regulation 1.409A-1(i).
6.	Section 5.03 “OTHER PROVISIONS” shall be amended by the addition of the following sentence at the end of the paragraph to read as follows:
For purposes of Restricted Stock Units, Performance Awards or any other grants subject to 409A, the term “termination of employment” shall mean “separation from service” as defined in Treasury Regulation 1.409A-1(h).
7.	Section 7.12 “APPLICATION OF SPECIFIED EMPLOYEE DELAYED PAYMENT RULES” shall be added to the Plan to read as follows:
7.12	APPLICATION OF SPECIFIED EMPLOYEE DELAYED PAYMENT RULES. If a Participant is entitled to compensation from a Restricted Stock Unit, Performance Award or any other grant or award subject to Code Section 409A upon separation from service and at the time of the separation from service the Participant is a Specified Employee and by application of Code Section 409A compensation that otherwise would have been payable during the six month period immediately following the Participant’s separation from service is required to be delayed, such compensation shall be aggregated and paid to the Participant on the first business day after six months have lapsed following the Participant’s separation from service.
               IN WITNESS WHEREOF, American Physicians Capital, Inc. has caused this Amendment No. 2 to be executed as of the day and year first above written.

AMERICAN PHYSICIANS CAPITAL, INC.
By:
R. Kevin Clinton President and Chief Executive Officer

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